Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS SECOND QUARTER RESULTS
______________________

COVINGTON, La. (July 19, 2007) – Pool Corporation (the “Company” or “POOL”) (NASDAQ/GSM:POOL) today reported record sales for the second quarter of 2007.

Earnings per share for the second quarter of 2007 remained constant at $1.12 per diluted share on net income of $57.8 million, compared to $1.12 per diluted share on net income of $62.1 million for the second quarter of 2006.

Net sales for the quarter ended June 30, 2007 increased $20.8 million, or 3%, to $726.5 million, compared to $705.7 million in the second quarter of 2006.  The increase in net sales is attributable to acquired sales centers, primarily the Wickham business acquired in August 2006, base business sales growth of approximately 1% (on top of 13% growth in the second quarter of 2006) and new sales centers opened in new markets.  Net sales were negatively impacted by a decline in new pool construction together with adverse weather in certain markets that also affected replacement and repair activity.  During the quarter, complementary product sales increased 9% compared to a 23% increase in the same period in 2006.

Gross profit for the second quarter of 2007 decreased $1.1 million, or 1%, to $207.9 million from $209.0 million in the comparable 2006 period.  Gross profit as a percentage of net sales (gross margin) was 28.6% for the second quarter of 2007 compared to 29.6% for the second quarter of 2006.  Second quarter 2007 gross margin was comparatively lower due to competitive pricing pressures experienced in the current market environment and unfavorable comparisons to the second quarter 2006 gross margin, which had increased 80 basis points over the second quarter 2005.  The combined impacts of early buy and early pay inventory purchases in the fourth quarter of 2005 and the timing of vendor incentives recorded in 2006 benefited first half 2006 gross margin.

Operating expenses increased $3.8 million, or 4%, to $109.5 million in the second quarter of 2007 from $105.7 million in the second quarter of 2006.  This increase includes the impact from investments in new sales centers since the beginning of 2006, higher expenses related to sales center expansions and relocations within the past year and investments in other business development initiatives.  These new expenses were partially offset by lower incentive compensation and the impact from cost control initiatives.  Base business operating expenses were consistent as a percentage of sales quarter over quarter.

Operating income decreased $4.9 million, or 5%, to $98.4 million from $103.3 million.  Operating income as a percentage of net sales (operating margin) decreased to 13.5% for the current quarter from 14.6% for the second quarter of 2006.  Base business operating margin decreased to 13.7% of net sales, a decline of 100 basis points from the comparable 2006 period.

Interest expense increased to $5.9 million for the current quarter from $3.9 million in the second quarter of 2006.  This increase is attributable to higher debt levels for borrowings to fund share repurchases and acquisitions over the last year, coupled with higher interest rates.

“As communicated on July 2nd, a difficult combination of external conditions, including the depressed housing and real estate markets and the unusually wet weather in Texas and Oklahoma, resulted in the same earnings per share as 2006’s very strong second quarter.  We continue to focus on all aspects of execution to provide progressively more value in the channel and continue to grow our market position,” commented Manuel Perez de la Mesa, President and CEO.  “With the macroeconomic and demographic dynamics that have contributed to our historical success still very much in play, we expect a normalized external environment will result in annual earnings per share growth of 15% to 20% over the long-term.”

Net sales for the six months ended June 30, 2007 increased $45.9 million, or 4%, to $1,100.2 million, compared to $1,054.3 million in the comparable 2006 period.  Base business sales increased approximately 2% for the first six months of 2007, which comes on top of base business sales growth of 13% for the first six months of 2006.  Complementary product sales for the first six months of 2007 increased 2%, despite a decline in pool building activity in 2007.  Gross margin decreased 80 basis points to 28.3% in the first half of 2007 from 29.1% for the same period last year. Operating income for the first six months of 2007 decreased 10% to $107.1 million compared to operating income of $118.4 million in the same period last year.  This decrease compares to a 29% increase in operating income reported for the first half of 2006.  Operating margin decreased to 9.7% for the first half of 2007 compared to 11.2% for the first half of 2006.  Base business operating margin decreased 150 basis points for the year, while base business operating earnings declined by 12%.  Earnings per share for the first six months of 2007 decreased 7% to $1.14 per diluted share on net income of $59.1 million, compared to $1.23 per diluted share on net income of $68.5 million in the comparable 2006 period.

The use of cash in operations increased $4.9 million to $54.1 million in the first six months of 2007 compared to $49.2 million in the same period in 2006.  The Company repurchased 1.9 million shares of its common stock during the first half of 2007, using $67.6 million in borrowing capacity to fund these purchases.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products.  Currently, POOL operates 283 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers.  For more information about POOL, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, changes in the economy and other risks detailed in POOL’s 2006 Form 10-K and Form 10-Q for the quarter ended March 30, 2007 filed with the Securities and Exchange Commission.

CONTACT:
Craig K. Hubbard
Treasurer
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net sales	$726,472	$705,703	$1,100,178	$1,054,259
Cost of sales	518,550	496,703	788,771	747,211
Gross profit	207,922	209,000	311,407	307,048
Percent	28.6%	29.6%	28.3%	29.1%
Selling and administrative expenses	109,489	105,662	204,342	188,688
Operating income	98,433	103,338	107,065	118,360
Percent	13.5%	14.6%	9.7%	11.2%

Interest expense, net	5,897	3,856	10,416	6,707
Income before income taxes and equity earnings (losses)	92,536	99,482	96,649	111,653
Provision for income taxes	35,728	38,410	37,316	43,109
Equity earnings (losses) in unconsolidated investments, net	986	1,038	(185)	(12)
Net income	$57,794	$62,110	$59,148	$68,532

Earnings per share:
Basic	$1.17	$1.18	$1.19	$1.30
Diluted	$1.12	$1.12	$1.14	$1.23
Weighted average shares outstanding:
Basic	49,326	52,608	49,753	52,602
Diluted	51,504	55,544	51,974	55,499

Cash dividends declared per common share	$0.12	$0.105	$0.225	$0.195

POOL CORPORATION
Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	June 30,	Change
	2007	2006	$	%

Assets
Current assets:
Cash and cash equivalents	$47,171	$32,507	$14,664	45%
Receivables, net	90,892	76,407	14,485	19
Receivables pledged under receivables facility	210,373	219,315	(8,942)	(4)
Product inventories, net	388,364	367,096	21,268	6
Prepaid expenses and other current assets	10,705	8,493	2,212	26
Deferred income taxes	7,676	4,004	3,672	92
Total current assets	755,181	707,822	47,359	7

Property and equipment, net	36,628	30,289	6,339	21
Goodwill	155,231	142,177	13,054	9
Other intangible assets, net	16,561	17,933	(1,372)	(8)
Equity interest investments	32,156	29,882	2,274	8
Other assets, net	19,065	12,561	6,504	52
Total assets	$1,014,822	$940,664	$74,158	8%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$229,691	$207,727	$21,964	11%
Accrued and other current liabilities	62,071	101,300	(39,229)	(39)
Short-term financing	150,000	150,000	—	—
Current portion of long-term debt and other long-term liabilities	4,350	2,850	1,500	53
Total current liabilities	446,112	461,877	(15,765)	(3)

Deferred income taxes	15,212	14,048	1,164	8
Long-term debt	272,599	151,500	121,099	80
Other long-term liabilities	6,519	2,268	4,251	188
Total liabilities	$740,442	$629,693	$110,749	18%

Total stockholders’ equity	274,380	310,971	(36,591)	(12)

Total liabilities and stockholders’ equity	$1,014,822	$940,664	$74,158	8%
         __________________

1.
Total receivables at June 30, 2007 include gross trade receivables of $8.7 million related to acquired sales centers. Total product inventories at June 30, 2007 include gross inventories of $9.6 million related to acquired sales centers.

2.
The allowance for doubtful accounts was $6.4 million at June 30, 2007 and $4.2 million at June 30, 2006.  The inventory reserve was $5.0 million, or 1.3% of total inventory at June 30, 2007, and $4.9 million, or 1.3% of total inventory at June 30, 2006.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2007	2006	Change
Operating activities
Net income	$59,148	$68,532	$(9,384)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	4,516	3,833	683
Amortization	2,493	2,398	95
Share-based compensation	3,945	4,007	(62)
Excess tax benefits from share-based compensation	(6,399)	(9,363)	2,964
Equity losses in unconsolidated investments	353	25	328
Other	637	99	538
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(147,733)	(153,883)	6,150
Product inventories	(56,282)	(37,531)	(18,751)
Accounts payable	52,102	33,541	18,561
Other current assets and liabilities	33,145	39,137	(5,992)
Net cash used in operating activities	(54,075)	(49,205)	(4,870)

Investing activities
Acquisition of businesses, net of cash acquired	(2,087)	(1,446)	(641)
Purchase of property and equipment, net of sale proceeds	(7,606)	(7,723)	117
Proceeds from sale of investment	75	—	75
Net cash used in investing activities	(9,618)	(9,169)	(449)

Financing activities
Proceeds from revolving line of credit	215,271	177,038	38,233
Payments on revolving line of credit	(229,329)	(153,138)	(76,191)
Proceeds from asset-backed financing	87,479	93,347	(5,868)
Payments on asset-backed financing	(11,765)	(9,004)	(2,761)
Proceeds from long-term debt	100,000	—	100,000
Payments on long-term debt and other long-term liabilities	(1,547)	(47)	(1,500)
Payments of capital lease obligations	(257)	(257)	—
Payments of deferred financing costs	(397)	(18)	(379)
Excess tax benefits from share-based compensation	6,399	9,363	(2,964)
Issuance of common stock under stock option plans	5,414	4,513	901
Payment of cash dividends	(11,185)	(10,290)	(895)
Purchase of treasury stock	(67,998)	(48,423)	(19,575)
Net cash provided by financing activities	92,085	63,084	29,001
Effect of exchange rate changes on cash	2,045	931	1,114
Change in cash and cash equivalents	30,437	5,641	24,796
Cash and cash equivalents at beginning of period	16,734	26,866	(10,132)
Cash and cash equivalents at end of period	$47,171	$32,507	$14,664

Addendum

(Unaudited)	Base Business		Acquired & New Market		Total
(In thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
	2007	2006	2007	2006	2007	2006
Net sales	$707,835	$704,264	$18,637	$1,439	$726,472	$705,703

Gross profit	202,440	208,603	5,482	397	207,922	209,000
Gross margin	28.6%	29.6%	29.4%	27.6%	28.6%	29.6%

Selling and administrative expenses	105,531	105,175	3,958	487	109,489	105,662
Expenses as a % of net sales	14.9%	14.9%	21.2%	33.8%	15.1%	15.0%

Operating income (loss)	96,909	103,428	1,524	(90)	98,433	103,338
Operating income (loss) margin	13.7%	14.7%	8.2%	(6.3)%	13.5%	14.6%

(Unaudited)	Base Business		Acquired & New Market		Total
(In thousands)	Six Months Ended		Six Months Ended		Six Months Ended
	June 30,		June 30,		June 30,
	2007	2006	2007	2006	2007	2006
Net sales	$1,068,154	$1,052,473	$32,024	$1,786	$1,100,178	$1,054,259

Gross profit	302,079	306,589	9,328	459	311,407	307,048
Gross margin	28.3%	29.1%	29.1%	25.7%	28.3%	29.1%

Selling and administrative expenses	197,255	187,818	7,087	870	204,342	188,688
Expenses as a % of net sales	18.5%	17.8%	22.1%	48.7%	18.6%	17.9%

Operating income (loss)	104,824	118,771	2,241	(411)	107,065	118,360
Operating income (loss) margin	9.8%	11.3%	7.0%	(23.0)%	9.7%	11.2%

We exclude the following sales centers from base business for 15 months:

•	acquired sales centers;
•	sales centers divested or consolidated with acquired sales centers; and
•	new sales centers opened in new markets.

Additionally, we generally allocate overhead expenses to acquired sales centers on the basis of acquired sales center net sales as a percentage of total net sales.

There were five new sales centers opened in new markets, which have been excluded from base business at June 30, 2007.  The effect of sales center acquisitions in the tables above includes the operations of the following:

Acquired	Acquisition Date	Sales Centers Acquired	Period Excluded
Wickham Supply, Inc. and Water Zone, LP	August 2006	14	January – June 2007
Tor-Lyn, Limited	February 2007	1	February – June 2007

We define EBITDA as net income plus interest expense, income taxes, share-based compensation, depreciation and amortization.  We consider EBITDA an important indicator of the operational strength and performance of our business, including the ability to provide cash flows to fund growth, service debt and pay dividends.  EBITDA eliminates the non-cash expenses related to share-based compensation, depreciation of tangible assets and amortization of intangible assets.  We believe EBITDA should be considered in addition to, not as a substitute for, operating income, net income and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States (GAAP).

The table below presents a reconciliation of net income to EBITDA.

(Unaudited)	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2007	2006	2007	2006
Net income	$57,794	$62,110	$59,148	$68,532
Add:
Interest expense, net	5,897	3,856	10,416	6,707
Provision for income taxes	35,728	38,410	37,316	43,109
Income tax expense (benefit) on equity earnings (losses)	648	662	(168)	(13)
Share-based compensation	2,402	1,862	3,945	4,007
Depreciation	2,332	1,973	4,516	3,833
Amortization (1)	1,213	1,039	2,383	2,337
EBITDA	$106,014	$109,912	$117,556	$128,512

                (1)  Excludes amortization included in interest expense, net